Northwest Bancorporation, Inc. Announces First Quarter Financial Information

SPOKANE, Wash., April 16, 2003 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) (the "Company"), parent company of Inland Northwest Bank, announced its financial information for the first-quarter of 2003 today.

Total assets were $214.5 million on March 31, 2003, an increase of $23.1 million (12.1%) over total assets of $191.4 million reported on March 31, 2002. For the first quarter of the year, after-tax earnings improved from $328,241 in 2002 to $373,752, an increase of 13.9%. Fully diluted earnings per share for the quarter improved from $0.18 per share to $0.21 per share. Prior year per share results have been adjusted to account for a five percent stock dividend paid in June 2002. Annualized, return on average assets in 2003 reports at .72%, with return on average equity reporting at 8.65%.

Inland Northwest Bank (the "Bank") reported net outstanding loans, including mortgage loans held for sale, of $138.1 million on March 31, 2003, a $7.9 million (6.0%) increase in net loans outstanding when compared with March 31, 2002. Deposits of $171.3 million represent an increase of $26.0 million (17.9%) over March 31, 2002. For the first quarter, the Bank reported 13.9% higher earnings this year over last year ($382,023 compared to $335,263).

Bank Chief Financial Officer Christopher Jurey noted that the improvement in earnings is primarily driven by continued strong activity in residential mortgage loan production and a reduction in expenses related to funding the Bank's loan loss reserve. "For the past three years we have funded our loan loss reserve aggressively, due to the economic downturn," he said. "The result is that, as of March 31, 2003, our reserve is a robust 1.58% of total portfolio loans compared to 1.26% at the end of 2001 and an average of 1.25% reported by our national peers (peer ratio is as of December 2002). We believe we can now reduce the provision expense, while maintaining a solid reserve position."

Mr. Jurey noted that net interest income in the first-quarter 2003 was relatively flat when compared to the first quarter of the prior year, attributing this to low rates earned on investment securities. "The Bank has a large investment portfolio when compared to other banks of our size," he said, "and the yield on government agencies has dropped dramatically over the past eighteen months. We are working hard to convert many of these securities into higher yielding commercial loans."

Finally, Mr. Jurey observed that the recently announced cash dividend (ten cents ($0.10) per share) was paid to shareholders on April 4, 2003; this is the first cash dividend that the Company has paid in its thirteen-year history. The Company's eighth stock dividend (five percent (5.0%)) will be paid on June 13, 2003 to shareholders of record as of May 15, 2003.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President & CEO
          (509) 456-8888